Exhibit 3.578
OPERATING AGREEMENT OF
JACKSON COUNTY LANDFILL, LLC
     This Operating Agreement is executed to be effective as of September 12, 2002, by Allied Waste North America, Inc., a Delaware corporation (the “Member”), as the sole member of Jackson County Landfill, LLC, a Mississippi limited liability company (the “Company”).
     SECTION 1. DEFINITIONS; THE COMPANY
     1.1 Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 7.6 below.
     1.2 Formation. The Member hereby forms the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement and the Certificate.
     1-3 Name. The name of the Company is Jackson County Landfill, LLC. The name of the Company may be changed at any time by the Member.
     1.4 Purpose. The purpose of the Company is primarily to engage in and conduct the business of solid waste management and disposal, and to engage in any other business or activity permitted under Mississippi law and the laws of any other jurisdiction in which the Company may do business.
     1.5 Intent. It is the intent of the Member that the Company be treated as a separate entity for state law purposes, but be disregarded as an entity and operated in a manner consistent with its treatment as a “division” of the Member for federal and state income tax purposes. It also is the intent of the Member that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the federal Bankruptcy Code.
     1.6 Office. The registered office of the Company within the State of Mississippi shall be 631 Lakeland East Drive, Flowood, Mississippi 39232. The registered office may be changed to any other place within the State of Mississippi by the Member. The Company may maintain a registered office in any state within which it does business at any location approved by the Member.
     1.7 Registered Agent for Service of Process. The name and address of the registered agent for service of legal process on the Company in Mississippi are CT Corporation System, c/o CT Corporation System, 631 Lakeland East Drive, Flowood, Mississsippi 39232. The Company’s agent for service of legal process may be changed by the Member.
     1-8 Term. The term of the Company shall commence on the date the Certificate is filed with the Mississippi Secretary of State, and shall continue in perpetuity until the Company is dissolved as set forth in this Agreement.

     1.9 Certificate of Formation. The Member shall cause a Certificate of Formation (the “Certificate”) to be filed with the Mississippi Secretary of State. The Member shall file any amendments to the Certificate deemed necessary by it to comply with the Act.
     SECTION 2. MEMBER; CAPITAL CONTRIBUTIONS; LOANS
     2.1 Member. The name and address of the Member are set forth on Exhibit A attached to this Agreement.
     2.2 Contributions of the Member. The Member shall contribute to the Company the cash or other assets listed on Exhibit A attached to this Agreement.
     2.3 Additional Capital Contributions. The Member shall not be obligated to make additional Capital Contributions to the Company.
     2.4 Limitations Pertaining to Capital Contributions. The Member shall not be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon by the Member, and except as otherwise provided by the Act or by any other applicable state law, the Member shall be liable only to make the Capital Contributions as provided in Section 2.2 above and shall not be required to make any other Capital Contributions or loans to the Company. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require the Member to make additional Capital Contributions to the Company.
     2.5 Member Loans. The Member may make loans to the Company on such terms and conditions as the Member determines from time to time.
     SECTION 3. DISTRIBUTIONS
     Except as otherwise provided in Section 6 below, Net Cash Flow, if any, shall be distributed to the Member, at such times as may be determined by the Member.
     SECTION 4. MANAGEMENT
     4.1 General Management Structure. All decisions and actions concerning the Company and its affairs shall be made or taken by the Member. Any party dealing with the Company shall be permitted to rely absolutely on the signature of the Member as binding on the Company, without any duty of further inquiry.
     4.2 Delegation of Authority to Officers. The Member may designate one or more Persons as officers of the Company. The officers shall have the authority to act for and bind the Company to the extent of the authority granted to them in resolutions adopted by the Member on behalf of the Company. The officers of the Company may include a president, vice presidents, a secretary, a treasurer, and such other officers as the Member deems appropriate. The officers of the Company will be entitled to such compensation for their services as the Member may determine from time to time.
     4.3 Indemnification. To the fullest extent permitted by law, the Company, its receiver or its trustee shall defend, indemnify and save harmless the Member, its officers and directors, and the officers of the Company (the “Indemnified Parties”) from and against all losses, claims, costs, liabilities and damages incurred by them by reason of any act performed or omitted to be performed by them in connection with the business of the Company, including attorneys’ fees incurred by them in connection with the defense of any action based on any such act or omission; provided, however, no Indemnified Party shall be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.
     SECTION 5. BOOKS AND RECORDS; TRANSFERS
     5.1 Books and Records. The Company shall maintain and preserve at its office all accounts, books and other relevant Company documents.
     5.2 Transfers. No interest of the Company may be assigned, transferred, or otherwise disposed of without the consent of the Member. Any attempted transfer, assignment, encumbrance, hypothecation or other disposition shall be null and void.
     SECTION 6. DISSOLUTION AND TERMINATION
     6.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:
          (a) The decision by the Member to dissolve the Company; or
          (b) The entry of a decree of dissolution under Section 79-29-802 of the Act.
     6.2 Winding Up.
          (a) General. Following the dissolution of the Company, as provided in Section 6.1 above, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until a certificate of cancellation has been filed with the Mississippi Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
          (a) Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Member (or court-appointed trustee if there is no remaining Member), shall take full account of the Company’s liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 5 above.

The proceeds from liquidation of the Company’s property, to the extent sufficient therefor, shall be applied and distributed in the following order:
               (i) To the payment and discharge of all of the Company’s debts and liabilities (including those to the Member as a creditor, to the extent permitted by law) and the establishment of any necessary reserves; and
               (ii) To the Member.
     6.3 Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Member, a certificate of cancellation shall be executed and filed with the Mississippi Secretary of State.
     SECTION 7. MISCELLANEOUS
     7.1 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member, its legal representatives and its permitted successors, transferees and assigns.
     7.2 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     7.3 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     7.4 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     7.5 Mississippi Law. The laws of Mississippi shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Member.
     7.6 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section:
     “Act” means the Mississippi Limited Liability Company Act, as set forth in Miss. Code Ann. § 79-29-101, et. seq., as amended from time to time.
     “Agreement” means this Operating Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

     “Capital Contribution” means the amount of money and the net fair market value of property (other than money) contributed to the Company by the Member.
     “Certificate” has the meaning given that term in Section 1.9.
     “Company” means the limited liability company formed pursuant to this Agreement and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.
     “Member” means any Person identified as a Member in the heading to this Agreement. If any Person is admitted as a substituted Member pursuant to the terms of this Agreement, “Member” shall also be deemed to refer to such Person.
     “Net Cash Flow” means the gross cash proceeds to the Company from all sources, less the portion thereof used to pay or establish reserves for Company expenses, debt payments (including payments on member loans), capital improvements, replacements and contingencies, all as determined by the Member.
     “Person” means any individual, partnership, limited partnership, corporation, limited liability company, trust or other legal entity.
     IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

Allied Waste North America, Inc.,
a Delaware corporation

By:	/s/ Jo Lynn White
Name:	Jo Lynn White
Title:	Assistant Secretary

EXHIBIT A

Name and Address of the Member	Initial Capital Contribution
Allied Waste North America, Inc. 15880 North Greenway-Hayden Loop Suite 100 Scottsdale, Arizona 85260	$100.00